UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BIGCOMMERCE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

11305 Four Points Drive, Building II, Suite 100

Austin, Texas 78726

LETTER TO STOCKHOLDERS

April 2, 2025

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of BigCommerce Holdings, Inc. on May 15, 2025, at 8:00 a.m. Central Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/BIGC2025 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

TRAVIS HESS DIRECTOR AND CHIEF EXECUTIVE OFFICER

BIGCOMMERCE HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2025

When	Thursday, May 15, 2025 at 8:00 a.m. CDT		How to Vote in Advance
Where	Virtually at www.virtualshareholdermeeting.com/BIGC2025	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Proposal 1	Election of three nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com
Proposal 2

Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2025. The Board of Directors recommends a vote “FOR.”

		By Phone	You can vote your shares by calling 1-800-690-6903
Proposal 3	Advisory vote on the approval of the compensation of our named executive officers (say-on-pay vote). The Board of Directors recommends a vote “FOR.”

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding Series 1 Common Stock as of the close of business on March 25, 2025. Each share of Series 1 Common Stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2025
Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 2, 2025.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by stockholders of record at www.virtualshareholderemeeting.com/BIGC2025 during the annual meeting.

BIGCOMMERCE HOLDINGS, INC. BY ORDER OF THE BOARD OF DIRECTORS CHUCK CASSIDY CORPORATE SECRETARY

Austin, Texas

Dated: April 2, 2025

BIGCOMMERCE HOLDINGS, INC.

11305 Four Points Drive, Building II, Suite 100

Austin, Texas 78726

PROXY STATEMENT SUMMARY

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of BigCommerce Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about April 2, 2025. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to BigCommerce Holdings, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2025 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2024. This Proxy Statement covers our 2024 fiscal year, which was from January 1, 2024 through December 31, 2024, or fiscal 2024. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on February 27, 2025.

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Our Annual Meeting

Date and Time	May 15, 2025 at 8:00 a.m. CDT	Place	Virtually at www.virtualshareholdermeeting.com/BIGC2025
Record Date	March 25, 2025	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on March 25, 2025. Each share of Common Stock is entitled to one vote.
Number of Shares Outstanding as of Record Date	79,473,423 shares of the Company’s Series 1 Common Stock, par value $0.0001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices ten days prior to the Annual Meeting.

Item	Proposals	Board Vote Recommendations		Page #

1	Election of two directors.	✓	FOR each director nominee	4
2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2025.	✓	FOR	14
3	Advisory vote to approve the compensation of our named executive officers (say-on-pay vote)	✓	FOR	18

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such a firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Two directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

				Committee Membership
Name	Age	Director Since	Primary Occupation	Board of Directors	Audit	Nominating and Corporate Governance	Compensation
Sally Gilligan	52	2022	Chief Supply Chain & Transformation Officer, Gap Inc.	✓	✓	✓
Satish Malhotra	49	2022	Director	✓			✓

Ratification of Appointment of Independent Registered Public Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay Vote)	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR”

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the shares of the Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the two director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For All,” “Withhold All,” or “For All Except,” with respect to the director nominees. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposals 2 and 3, approval of each proposal requires the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against each of Proposals 2 and 3.

For Proposal 3, the advisory vote to approve the compensation of our named executive officers (say-on-pay vote), because your vote is advisory, it will not be binding on the Company, our Board or our compensation committee. However, the Board and the compensation committee will consider the outcome of the vote when making future executive compensation decisions to the extent appropriate.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by stock exchange rules and regulations. Proposal 2 regarding ratification of the appointment of our independent auditors is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Common Stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of Common Stock with respect to Proposal 1 or Proposal 3, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes, if any, will have no effect on the outcome of either Proposal 1 or Proposal 3.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions or calling 1-800-579-1639. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF TWO DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.

General

Our Seventh Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified Board of Directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Ms. Sally Gilligan and Mr. Satish Malhotra as Class II directors with a term that would expire at the 2028 annual meeting of stockholders. Messrs. Travis Hess, Lawrence Bohm and Jeff Richards have been designated Class I directors, and their term expires at the 2027 annual meeting of stockholders. Mr. Donald E. Clarke and Ms. Ellen F. Siminoff have been designated Class III directors, and their term expires at the 2026 annual meeting of stockholders.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Ms. Sally Gilligan and Mr. Satish Malhotra as nominees for election as Class II directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the 2028 annual meeting of the stockholders or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Ms. Sally Gilligan and Mr. Satish Malhotra currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than the number of nominees named.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class II director nominees, Ms. Sally Gilligan and Mr. Satish Malhotra. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the Class II director nominees.

Directors and Nominees

The following table and biographical information sets forth certain information about Ms. Sally Gilligan and Mr. Satish Malhotra as well as the continuing directors. Such information is current as of April 2, 2025. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that these directors should be nominated to serve on our Board of Directors in light of our business. There is no family relationship between any of our executive officers, directors, or director nominees.

Name	Age	Position	Director Since
Travis Hess	53	Director and Chief Executive Officer	2024
Lawrence Bohn	73	Director	2011
Donald E. Clarke	65	Director	2016
Sally Gilligan	52	Director	2022
Satish Malhotra	49	Director	2022
Jeff Richards	53	Director	2016
Ellen F. Siminoff	57	Director and Executive Chair of the Board	2020

Nominees for Election to the Board of Directors (Class II Directors)

Sally Gilligan has been a member of our Board of Directors since July 2022. Ms. Gilligan has served as Chief Supply Chain and Chief Growth Transformation Officer for Gap Inc. since April 2021 and previously served in a variety of other roles for Gap Inc., including Chief Information Officer, Head of Strategy and SVP of Product Operations and Supply Chain Strategy, since joining the company in 2004. Prior to joining Gap Inc., Ms. Gilligan worked for over ten years in management consulting and financial services, including Boston Consulting Group and Andersen. Ms. Gilligan holds a B.S. in Business Administration from Georgetown University and an M.B.A from the University of Chicago. She has served as Chair of the Gap Foundation since 2021. We believe Ms. Gilligan is qualified to serve as a member of our Board of Directors due to her digital growth and transformation experience.

Satish Malhotra has been a member of our Board of Directors since July 2022. Mr. Malhotra served as President and Chief Executive Officer of The Container Store Group, Inc. from February 2021 to March 2025. For the previous 21 years, Mr. Malhotra held various leadership roles at prestige beauty retailer Sephora Americas, most recently as chief retail officer and chief operating officer from 2019 until his departure. Prior to that role, Mr. Malhotra served as chief operating officer from 2016 to 2019 and was responsible for technology, supply chain, store development, legal, strategy and partnerships, including the Sephora inside JCPenney business. He also spent several years overseeing Sephora’s expansion into Canada and Latin America. Before joining Sephora, Mr. Malhotra was a transaction services senior associate at PricewaterhouseCoopers. Mr. Malhotra received his B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley. Mr. Malhotra also holds an inactive Certified Public Accountant’s license from the State of California. We believe Mr. Malhotra is qualified to serve as a member of our Board of Directors due to his executive leadership, operations and consumer retail experience.

Class I Directors

Travis Hess has served as the Chief Executive Officer and a member of the Board of Directors of BigCommerce since October 2024. He joined the Company as President in May 2024 bringing extensive management and strategic planning experience from his decades-long career in the commerce industry. Prior to joining the Company, Mr. Hess has most recently worked at Accenture as a managing director leading their direct-to-consumer commerce offering and go-to-market strategy. He also managed Accenture’s Shopify partnership globally from August 2022 to May 2024. From January 2022 to August 2022, he served as Executive Vice President at The Stable, a leading omnichannel commerce agency that was acquired by Accenture. From May 2021 to December 2021, he served as Chief Executive Officer of BVA, a globally recognized DTC and Shopify agency which was acquired by The Stable in December 2021, and from August 2019 to April 2021, he served as Chief Commercial Officer of BVA. Prior to those roles, he held numerous senior leadership positions including Chief Revenue Officer and General Manager for LiveArea, a global commerce agency now part of Dentsu/Merkle, and at Amplifi Commerce. We believe Mr. Hess is qualified to serve as a member of our Board of Directors due to his extensive management and ecommerce experience and his perspective as our Chief Executive Officer.

Lawrence Bohn has been a member of our Board of Directors since July 2011. Mr. Bohn has served as a managing director of General Catalyst Partners, a venture capital firm, since April 2003. Prior to joining General Catalyst, Mr. Bohn served as the President, Chief Executive Officer and chairman of the Board of Directors of NetGenesis Corp. and President of PC Docs, Inc. Mr. Bohn served on the boards of directors of HubSpot, Inc. and Demandware, Inc. from 2007 until October 2017 and 2004 until January 2016, respectively. He also currently serves on the Board of Directors of several privately-held companies. Mr. Bohn holds a B.A. in English from the University of Massachusetts, Amherst, and an M.A. in Linguistics from Clark University. We believe Mr. Bohn is qualified to serve as a member of our Board of Directors because of his executive leadership experience and extensive experience in the fields of cloud computing and SaaS.

Jeff Richards has been a member of our Board of Directors since May 2016. Mr. Richards has served as a managing partner at GGV Capital, a California-based venture capital firm, since 2010, after joining the firm in 2008. Prior to joining GGV Capital, Mr. Richards founded two technology companies: R4 Global Solutions, Inc., which was acquired by Verisign, Inc. in 2005, and QuantumShift Communications, Inc. Mr. Richards served as Vice President of digital content services at Verisign, Inc. from May 2005 to May 2008. Previously, Mr. Richards was a management consultant with PricewaterhouseCoopers LLP from April 1995 to October 1997. He currently sits on the boards of directors of multiple private software and technology companies. Mr. Richards holds a B.A. in

Government from Dartmouth College. We believe Mr. Richards is qualified to serve as a member of our Board of Directors due to his extensive experience with global technology companies.

Class III Directors

Donald E. Clarke has been a member of our Board of Directors since December 2016. From January 2014 through January 2022, Mr. Clarke served as the Chief Financial Officer for Plex Systems, Inc., a cloud technology company, and also held the position of its interim Chief Executive Officer from October 2017 through November 2018. Previously, he served as the Chief Financial Officer for Eloqua, Inc. from March 2008 to March 2013. Prior to working at Eloqua, Mr. Clarke served as Chief Financial Officer for Cloakware, Inc. from August 2006 to February 2008 and for Visual Networks, Inc. from July 2004 to March 2006. Mr. Clarke has served as a member of the Board of Directors of Alarm.com Holdings, Inc. since May 2014 and Slice Solutions, Inc. since November 2023. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. We believe Mr. Clarke is qualified to serve as a member of our Board of Directors because of his experience in operations, strategy, accounting, and financial management at both publicly and privately held companies.

Ellen F. Siminoff has been a member of our Board of Directors since February 2020 and became Executive Chair of the Board in October 2024. Ms. Siminoff joined the board of Take-Two Interactive, Inc., a leading game developer, in May 2022, following Take-Two’s combination with Zynga, where she served since June 2012. She also serves on the board of Follett Corporation, a partner of K-12 schools and districts, since August 2022, and Verifone, the pre-eminent global payments platform, since March 2021. Ms. Siminoff also serves on the Board of Overseers of the Hoover Institution at Stanford University, since September 2022. Ms. Siminoff’s previous board experience also includes Shmoop University, Inc., an educational publishing company, SolarWinds Inc., a provider of downloadable, enterprise-class network management software, Discovery Education, Inc., an educational curriculum provider, Mozilla Corporation, the makers of Firefox browsers, and the President’s Advisory Committee at Princeton University. She also served as a founding executive at Yahoo! from February 1996 to February 2002. Ms. Siminoff holds an A.B. degree in Economics from Princeton University and an M.B.A. from the Stanford Graduate School of Business. We believe Ms. Siminoff is qualified to serve as a member of our Board of Directors because of her experience as a long-tenured media and technology executive and board member.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Affirmative Determinations Regarding Director and Nominee Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that each of Lawrence Bohn, Donald E. Clarke, Sally Gilligan, Satish Malhotra, and Jeff Richards, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” as that term is defined under the rules of Nasdaq. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director and the relationship of certain non-employee directors with certain of our significant stockholders.

Each member of our Board of Directors serving on our audit, compensation and nominating and corporate governance committees is “independent” within the meaning of the applicable rules of Nasdaq and, as applicable, the Exchange Act.

Background and Experience of Directors

Our nominating and corporate governance committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•
personal and professional integrity;
•
ethics and values;
•
experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•
experience in the industries in which we compete;
•
experience as a board member or executive officer of another publicly held company;
•
background, expertise, and experience in substantive matters pertaining to our business relative to other board members;

•
conflicts of interest; and
•
practical and mature business judgment.

Role of the Board in Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements as well as our policies, procedures and practices with respect to human capital management and talent development. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and privacy and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Our Board of Directors and audit committee jointly oversee our security organization, which is charged with assessing and taking steps to mitigate the data privacy and cybersecurity risks that we face as a software-as-a-service platform, and recognize that data protection forms an important part of our risk management. The Board of Directors receives regular updates, not less than annually, from senior management and also receives periodic updates from the Company’s subject matter experts in these areas to assess these risks. The Company takes a risk-based approach to security, and we maintain a cybersecurity risk management program that is designed and assessed based on various standards, including our annual ISO 27001 Certification. This does not imply that we meet any particular technical standards, specifications, or requirements of any particular framework, only that we use these standards as a guide to help us identify, assess, and manage cybersecurity risks relevant to our business. Our security organization periodically evaluates our product offerings, agreements, policies, investments, training, and staffing levels to identify opportunities to enhance privacy compliance and cybersecurity and provides briefings to the Board of Directors and audit committee on these matters as deemed necessary.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors.

In October, the Board appointed Ellen F. Siminoff as Executive Chair, a newly-created role. The Executive Chair will provide leadership and direction to the Board, and work with the Company’s Chief Executive Officer and other members of the Company’s executive team to provide, among other things, strategic expertise with respect to the Company’s strategy for future growth. This structure allows for a clear separation of duties, with the Executive Chair focusing on Board governance and long-term strategic vision, while the CEO leads day-to-day operations.

Lead Independent Director

As part of our continued efforts to ensure a strong, independent and active Board of Directors, we have designated a Lead Independent Director, who serves as the principal liaison between independent directors and the Chairperson and senior management, as well as the lead approver of all agendas, meetings and related information. We believe this role is integral to providing effective oversight of management and strong leadership of the independent directors. Mr. Richards currently serves as our Lead Independent Director.

Attendance at Meetings

During the year ended December 31, 2024, our Board of Directors met 14 times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2024. In addition, the Board of Directors and each board committee met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. In 2024, all members of our Board of Directors attended our annual meeting of stockholders.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Travis Hess
Lawrence Bohn	✓		✓
Donald E. Clarke	✓	C
Sally Gilligan		✓	✓
Satish Malhotra	C
Jeff RichardsT		✓	C
Ellen F. Siminoff*

✓	Member
C	Chairperson
T	Lead Independent Director
*	Executive Chair of the Board

Audit committee

Our audit committee consists of Donald E. Clarke, Sally Gilligan, and Jeff Richards, each of whom our Board of Directors has determined satisfies the independence requirements for audit committee members under the listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of our audit committee meets the financial literacy requirements under the rules and regulations of Nasdaq and the SEC. The chair of our audit committee is Mr. Clarke, who our Board of Directors has determined is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Our audit committee held five meetings in 2024.

Our audit committee is responsible for, among other things:

•
selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•
assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;
•
assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•
assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;
•
reviewing the adequacy and effectiveness of our internal control over financial reporting processes;
•
monitoring the performance of our internal audit function;
•
overseeing the management of risks relating to privacy and cybersecurity;
•
reviewing with management and our independent auditors our annual and quarterly financial statements;
•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•
preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Compensation committee

Our compensation committee consists of Satish Malhotra, Donald E. Clarke, and Lawrence Bohn, with Mr.Malhotra serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Code. The composition of our compensation committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four meetings in 2024.

The compensation committee is responsible for, among other things:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our Chief Executive Officer’s compensation level;
•
reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;
•
reviewing and recommending the compensation of our directors;
•
reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;
•
preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•
reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Sally Gilligan, Jeff Richards, and Lawrence Bohn, with Mr. Richards serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Our nominating and corporate governance committee held three meetings in 2024.

The nominating and corporate governance committee is responsible for, among other things:

•
assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;
•
overseeing the evaluation of the Board of Directors and management;
•
reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•
recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Compensation committee interlocks and insider participation

No member of our compensation committee is or has been a former or current executive officer or employee of the Company. During 2024, no member of our compensation committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•
personal and professional integrity;
•
ethics and values;
•
experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•
experience in the industries in which we compete;
•
experience as a board member or executive officer of another publicly held company;
•
background, expertise, and experience in substantive matters pertaining to our business relative to other board members;

•
conflicts of interest; and
•
practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of experience for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Secretary of the Company, BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. Any recommendations should include whatever supporting material the stockholder considers appropriate in support of that recommendation and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

Director Compensation

The information contained in “Executive Compensation—Director Compensation” is incorporated herein by reference.

Shareholder Engagement

Our Commitment to Shareholder Engagement

Shareholder feedback is vital to our Board. We engage with shareholders year-round, both proactively and in response to their specific concerns.

Our Approach

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

Responsiveness to Investors and Shareholders

The Company initiates engagement with shareholders who have expressed interest and shareholders we believe may have unique suggestions or insights that may be relevant to our business, operations or industry. In the past year, the Company sought feedback from shareholders representing approximately 51% of outstanding Common Stock. Subsequently, we engaged directly with shareholders representing 21% of outstanding Common Stock on matters related to executive compensation, pay versus performance, corporate governance, and strategic matters. The feedback from those discussions provided a framework for certain disclosures in this Proxy Statement.

Additionally, the Company acknowledges the importance of shareholder engagement, particularly in response to feedback on our executive compensation programs. We recognize that lower voting support levels for executive compensation matters can serve as an important signal from shareholders. As such, our outreach efforts reflect our commitment to good governance, transparency, and accountability in addressing shareholder concerns.

We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investors.bigcommerce.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to the Secretary of the Company, c/o BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. The Secretary will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by the Secretary to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and conduct is available at our website at https://investors.bigcommerce.com/corporate-governance/governance-overview.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. Our audit committee has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of BigCommerce Holdings, Inc. for the fiscal year ending December 31, 2025. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025. The affirmative vote of a majority of the Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ernst & Young LLP.

Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has served as our auditor since 2012. A representative of Ernst & Young LLP is expected to be present virtually at the Annual Meeting to respond to appropriate questions and make a statement if he or she so desires.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit Fees(1)	$4,321,900	$3,095,600
Audit Related Fees	—	—
Tax Fees(2)	58,269	48,019
All Other Fees	—	—
Total	$4,380,169	$3,143,619

(1)
Audit Fees consisted of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)
Tax fees include fees for general tax advice and other general matters

Pre-Approval Policies

Our audit committee pre-approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2024. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the

Public Company Accounting Oversight Board (the “PCAOB”) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Messrs. Clarke and Richards and Ms. Gilligan are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of our website.

The audit committee oversees our financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

AUDIT COMMITTEE

Donald E. Clarke (Chair)
Sally Gilligan
Jeff Richards
Members of the Audit Committee

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 2, 2025, other than Travis Hess (whose biographical information is shown under “Class I Directors” on page 5). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Travis Hess	53	Director and Chief Executive Officer
Daniel Lentz	47	Chief Financial Officer
Brian Dhatt	48	Chief Technology Officer
Russell Klein	55	Chief Commercial Officer
Chuck Cassidy	37	General Counsel, Secretary
Hubert Ban	60	Chief Accounting Officer
Rob Walter	49	Chief Revenue Officer

Daniel Lentz has served as our Chief Financial Officer since July 2023. Prior to serving as our Chief Financial Officer, Mr. Lentz served as our Senior Vice President of Investor Relations and Finance since March 2021, and as our Vice President of Investor Relations and Finance from November 2018 to March 2021. Mr. Lentz previously held financial and operational leadership positions at companies such as Dell, RetailMeNot and Procter & Gamble. Mr. Lentz received a B.B.A. in Finance from The University of Texas at Austin and an MBA in Accounting and Finance as well as a Master of Real Estate from Cornell University.

Brian Dhatt has served as our Chief Technology Officer since October 2016. Prior to serving as our Chief Technology Officer, Mr. Dhatt served as Chief Technology Officer for Borderfree, Inc. from March 2013 to January 2016. Previously, Mr. Dhatt worked in various capacities at the Gilt Groupe from November 2010 to March 2013, most recently as a vice president of engineering and product. Mr. Dhatt holds a B.S. in Computer Science from Duke University.

Russell Klein has served as our Chief Commercial Officer since January 2018. Prior to serving as our Chief Commercial Officer, Mr. Klein served as our Senior Vice President of corporate development from October 2015 to January 2018. Previously he was the co-founder and Chairman of the Board of Directors of Librify Inc. from 2013 to 2015, and the co-founder and Chief Executive Officer of Sendme, Inc. from May 2006 to December 2014. Mr. Klein holds a B.A. in Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.

Chuck Cassidy has served as our General Counsel and Secretary since June 2023. Prior to serving as our General Counsel, Mr. Cassidy served as our Vice President and Associate General Counsel since March 2023, as our Associate General Counsel from September 2021 to March 2023, as our Assistant General Counsel from September 2019 through September 2021, and as our Senior Legal Counsel from November 2017 to September 2019. Mr. Cassidy previously was an associate at Vinson & Elkins from October 2013 to October 2017. Mr. Cassidy holds a Bachelor of Business Administration in Real Estate Finance from Southern Methodist University and a J.D. from the University of Texas School of Law.

Hubert Ban has served as our Chief Accounting Officer and Principal Accounting Officer since June 2023. Prior to joining BigCommerce, Mr. Ban worked in various capacities at Salesforce, Inc., from October 2008 to June 2023, where he most recently served as the Senior Vice President of SEC reporting and technical accounting. Prior to that, Mr. Ban held positions at Morgan Stanley and at Ernst & Young, LLP, from January 1998 to October 2006. Mr. Ban holds a B.S. in Accounting and Business from the University of Nebraska-Lincoln and is a Certified Public Accountant (inactive).

Rob Walter has served as our Chief Revenue Officer since January 2025. Prior to joining BigCommerce, Mr. Walter most recently worked at Oro Inc. as Chief Revenue Officer. From October 2018 to February 2024, he worked in various capacities at Amplience, the most recent as their Chief Revenue Officer. Prior to that, Mr. Walter held positions at Salesforce, RetailMeNot, Inc., eBay and Channel Advisor from September 2008 to October 2018. He has been a member of Pavilion since September 2022. Mr. Walter holds a B.A. in History from Miami University, Oxford, Ohio.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY VOTE)

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

In accordance with the requirements of Section 14A of the Exchange Act, we are asking our stockholders to consider and vote upon the resolution below to approve, on a non-binding, advisory basis, the compensation of our named executive officers (also referred to as NEOs) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement the key objectives of our executive compensation program are to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute our strategic plan to maximize stockholder value by aligning executive compensation with Company performance and stockholder value creation.

Our executive compensation program is designed to:

•
Attract and retain talented and experienced executives in a competitive and dynamic market;
•
Motivate our NEOs to help our Company achieve the best possible financial and operational results;
•
Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•
Align the long-term interests of our NEOs with those of our stockholders.

Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

This vote is advisory only and non-binding. However, the Board and the compensation committee will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We currently ask our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs on an annual basis, and we expect to hold the next such vote at our 2026 annual meeting of stockholders.

We believe that the compensation committee has developed a compensation program for our NEOs that motivates outstanding performance and rewards behavior that aligns management’s interest with those of stockholders. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the 2024 compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this Proxy Statement.”

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified below (each, an “NEO”) during fiscal 2024, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2024, and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2024 are:

•
Travis Hess, Chief Executive Officer;(1)
•
Daniel Lentz, Chief Financial Officer;
•
Russell Klein, Chief Commercial Officer;
•
Brian Dhatt, Chief Technology Officer;
•
Chuck Cassidy, General Counsel;
•
Brent Bellm, former Chief Executive Officer;(2)
•
Lisa Eggerton, former Chief Marketing Officer;(3)
•
Ben Sumrall, former Chief Operating Officer.(4)
(1)
Mr. Hess commenced employment with us on May 28, 2024 and served as our President through October 1, 2024. He commenced service as our Chief Executive Officer (and ceased to serve as our President) effective as of October 1, 2024.
(2)
Mr. Bellm served as our Chief Executive Officer through October 1, 2024. He subsequently continued to serve as a non-executive employee of the Company and as a special advisor to our Chief Executive Officer and to the Executive Chair of the Board through October 18, 2024.
(3)
Ms. Eggerton ceased to serve as our Chief Marketing Officer as of September 30, 2024.
(4)
Mr. Sumrall ceased to serve as our Chief Operating Officer as of August 5, 2024.

Executive Summary

2024 Performance Highlights and Pay for Performance.

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, reward superior performance and provide consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2024 was aligned with the Company’s performance during 2024. Highlights of that performance include:

•
Total revenue was $332.9 million, up 7.6% compared to fiscal 2023.
•
Total annual revenue run-rate (“ARR”) as of December 31, 2024 was $349.6 million, up 4.0% compared to December 31, 2023.
•
Subscription revenue was $247.9 million, up 8.1% compared to fiscal 2023.
•
ARR from accounts with at least one enterprise plan (“Enterprise Accounts”) was $261.6 million as of December 31, 2024, up 6.7% from December 31, 2023, reflecting continued strength and growth with midmarket and Enterprise Accounts.
•
ARR from Enterprise Accounts as a percent of total ARR was 75% as of December 31, 2024, compared to 73% as of December 31, 2023.
•
GAAP net loss of approximately ($27.0) million, or (8.1%) of revenue in fiscal 2024, compared to a GAAP net loss of approximately ($64.7) million, or (20.9%) in fiscal 2023.

•
Non-GAAP operating income (loss) of approximately ($19.5) million, or 5.8% of revenue in fiscal 2024, compared to a Non-GAAP operating income (loss) of approximately ($5.7) million, or (1.8%) of revenue in fiscal 2023. See Appendix A for a reconciliation of this measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance.

For fiscal year 2024, approximately 65% of our NEOs’ total target compensation was in the form of stock options and restricted stock units (“RSUs”), which will vest based on continued service, and performance-based RSUs, which will vest based on achievement of Company adjusted EBITDA, revenue and total stockholder return (“TSR”) metrics.

2024 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2024 included the following:

•
Base Salaries and Target Annual Cash Incentive Opportunities. The 2024 base salaries and target bonuses for our NEOs were increased to position base salaries between the 25th and 50th percentile of market and target bonuses were set between the 25th and 50th percentile of market, based on the market analysis of our independent compensation consultant, as described further below.
•
Annual Cash Incentives. For 2024, the compensation committee of our Board of Directors (the “compensation committee”) selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to revenue growth, subscription ARR and adjusted EBITDA.
•
Equity-Based Long Term Incentives. In 2024, we granted approximately 65% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options and RSUs. We believe that stock options and RSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our Common Stock. In 2024, we granted 30% of our NEOs’ long-term equity awards in the form of stock options and 70% in the form of time and performance-based RSUs.
•
Performance Stock Units (“PSUs”). Of the RSUs granted to our NEOs in 2024, 26% of such awards were in the form of PSUs, which represent the right to receive shares of BigCommerce Common Stock subject to the achievement of performance vesting conditions. The PSUs granted in 2024 are eligible to vest over a three-year period subject to the achievement of relative TSR, revenue, and adjusted EBITDA goals.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do

✓ Emphasize performance-based, at risk  compensation in the form of long-term and short-term incentives.

✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.

✓ Weight the overall pay mix towards long term incentive compensation for senior executives.

✓ Engage an independent compensation consultant to advise our compensation committee.

✓ Utilize multiple performance measures on long-term incentives.

X Do not grant uncapped cash incentives or guaranteed equity compensation.

X Do not provide significant perquisites.

X Do not provide any compensation-related tax gross-ups.

X Do not provide defined benefit pension plans.

X Do not provide supplemental executive retirement plans.

X No hedging or pledging of stock.

X No dividends paid on unvested equity.

What We Do	What We Do Not Do
✓ Maintain a clawback policy covering incentive compensation.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•
Attract and retain talented and experienced executives in a competitive and dynamic market;
•
Motivate our NEOs to help our Company achieve the best possible financial and operational results;
•
Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•
Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position, and the competitive demand for proven executive talent, as described further below under “—Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The compensation committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs.

In setting executive compensation, the compensation committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation), the Executive Chair of the Board of Directors, and our human resources team, current and past total compensation, competitive market data and analysis provided by the compensation committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer uses the benchmark peer data provided by the compensation committee’s compensation consultant to determine the size of equity-based awards, and adjusts each NEO’s equity grant value (other than his own) upwards or downwards from such peer data after considering the NEO’s role criticality and individual performance. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the compensation committee.

Role of Compensation Consultant

The compensation committee has retained Aon-Radford (“Aon”) as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives, design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, and provide guidance in administering our executive compensation program.

In addition, Aon’s affiliates (Aon plc and its related entities) performed insurance advisory and insurance brokerage services for us during 2024, for which we paid approximately $264,000. Insurance premiums and related fees were paid to Aon plc and passed through to third-party insurance companies not affiliated with Aon plc. Our compensation committee reviewed these services and fees and considered the independence of Aon in light of SEC rules regarding conflicts of interest involving compensation consultants and applicable Nasdaq listing standards regarding compensation consultant independence. Based on its review, our compensation committee determined that Aon was independent, and that Aon’s services did not raise any conflicts of interest.

In consultation with Aon, in August 2023, our compensation committee selected our peer group for 2024 compensation as follows, focusing primarily on domestic, publicly-traded SaaS and e-commerce companies with annual revenue between $300 million and $925 million and market capitalization between $250 million and $2.25 billion. As of September 2023, as compared to such peer groups, we were at the 27th percentile for revenue for the preceding 12 months, the 11th percentile for 30-day average market capitalization and the 20th percentile for EBITDA for the preceding 12 months.

Our peer group for 2024 included the following companies:

•	Amplitude	•	Appian	•	Blackline	•	CS Disco
•	Digital Turbine	•	Domo	•	E2open Parent	•	Everbridge
•	EverCommerce	•	Fastly	•	Intapp	•	Jamf
•	JFrog	•	Model N	•	nCinco	•	Olo
•	PagerDuty	•	Proeduca Altus	•	Q2	•	Sprout Social
•	SPS Commerce	•	Zuora

The peer group selected for 2024 reflected the following changes from our 2023 peer group:

Entities Removed From Peer Group	Entities Added to Peer Group
AppFolio Momentive Global Sumo Logic Workiva	Amplitude Domo Model N PagerDuty Proeduca Altus

In determining what changes to make to our peer group described above, the compensation committee removed the four companies identified above because they were acquired or had market values that were outliers. The companies identified above that were added to our peer group were added to balance out those companies that were removed and met most or all of the selection criteria. Changes were made to the peer group selection criteria for range multiples for revenue and market capitalization ranges.

In November 2023, Aon provided an analysis of data derived from members of our peer group and the Radford Global Compensation Database survey, the constituent companies of which were not provided to the compensation committee. For 2024, the compensation committee used Aon’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. Although the compensation committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executive officers.

Our compensation committee and Chief Executive Officer, as applicable, used benchmark data as a foundational starting point to determine target compensation for each NEO, and then adjusted the targets based on the NEO’s role criticality and incumbent performance. The benchmark data utilized was from our approved peer group based on relevant sector, revenue, market capitalization, and location, and was ultimately approved by the compensation committee.

1. Elements of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income.

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives.

Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of time-based stock options and time-based and performance-based RSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2024 is described further below.

Base Salary

The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties, and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. With the goal of positioning base salaries at the median of market, our compensation committee, and with respect to our Chief Executive Officer, the Board, annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In March 2024, our compensation committee, and with respect to our Chief Executive Officer, the Board, determined that the base salaries in effect for each of our NEOs were below the median of market and, accordingly, increased the base salaries for each of Messrs. Bellm, Lentz, Klein, Dhatt, Cassidy, Eggerton and Sumrall from $490,000, $375,000, $400,000, $400,000, $300,000, $345,000 and $355,000, respectively to $509,600, $405,000, $415,000, $415,000, $325,000, $380,000, and $365,000 respectively, effective March 10, 2024.Mr. Hess’ employment commenced on May 28, 2024 with an initial base salary of $460,000. The base salaries paid to our NEOs in 2024 were as follows:

Name	2024 Annualized Base Salary
Travis Hess	$460,000
Daniel Lentz	$399,329
Russell Klein	$412,164
Brian Dhatt	$412,164
Chuck Cassidy	$320,274
Brent Bellm (1)	$505,072
Lisa Eggerton (2)	$371,379
Ben Sumrall (3)	$361,898

(1)
Mr. Bellm was paid a base salary of $426,677 in 2024 due to his departure from the company on October 18, 2024.
(2)
Ms. Eggerton was paid a base salary of $293,000 in 2024 due to her departure from the company on September 30, 2024.
(3)
Mr. Sumrall was paid a base salary of $230,731 in 2024 due to his departure from the company on August 5, 2024.

Cash Incentive Compensation

Annual cash incentive bonuses are an important component of our total compensation program and provide cash incentives that we believe are necessary to retain executive officers. During 2024, each NEO was eligible to receive an annual performance-based cash bonus under our 2024 Executive Bonus Plan based on a specified target annual bonus amount, expressed as a percentage of the named NEO’s base salary. We aim to award annual cash incentive bonuses that are between the 25th and 50th percentiles of market. Accordingly, following our review of the target bonus levels for each of our NEOs in March 2024, we determined that, for fiscal year 2024, our NEOs’ target annual bonuses would not be adjusted from their 2023 levels. Subsequently, we determined to increase Mr. Hess’ bonus target from 80% to 100% in connection with his promotion to Chief Executive Officer in October 2024. Our NEOs’ target annual bonuses for 2024 were equal to the following percentages of base salary:

Named Executive Officer	Target Percentage
Travis Hess	87 (1)%
Daniel Lentz	55
Russell Klein	60
Brian Dhatt	50
Chuck Cassidy	50
Brent Bellm	100
Lisa Eggerton	50
Ben Sumrall	50

(1)
The target percentage reflects the increase in Mr. Hess’ target annual bonus percentage from 80% to 100% effective October 1, 2024.

At the beginning of 2024, the Board, considering the recommendations of the compensation committee and management, set the performance goals applicable to our 2024 annual bonus program. The performance goals established by the Board for our 2024 annual bonus program, and their respective weightings, were as follows:

Performance Metrics	Revenue Growth Rate	Subscription Annual Revenue Run-Rate Growth Rate	Adjusted EBITDA
Weighting	33.33%	33.33%	33.33%
Target	8.6%	9.8%	$16.9 million

For the year ended December 31, 2024, the Company attained a revenue growth rate of 7.6% resulting in achievement of the revenue growth rate performance goal at 76% of target, a subscription annual revenue run-rate growth rate of 3.2% resulting in achievement of the subscription annual revenue run-rate growth rate performance goal at 0% of target and an adjusted EBITDA of $23.5 million versus a target of $16.9 million resulting in achievement of the adjusted EBITDA performance goal at 200% of target. Based on the foregoing, the aggregate achievement of performance goals under the 2024 Executive Bonus Plan was approximately 92% of target, after giving effect to the Company’s financial performance thresholds described in the approved plan. See Appendix A for a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.

The amounts of such bonuses paid to our NEOs in respect of 2024 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the 2024 Summary Compensation Table below. Mr. Bellm, Ms. Eggerton, and Mr. Sumrall did not receive a 2024 annual bonus payment because each of their employment with us ended prior to the payment of 2024 cash bonuses.

Retention Bonus

In November 2024, the compensation committee approved payment of a cash retention bonus for Mr. Lentz in an amount equal to $50,000 (the “Cash Bonus”), which is payable as to 25% of the Cash Bonus on or as soon as practicable after each of December 31, 2024, and March 31, 2025, and as to the remaining 50% of the Cash Bonus on or as soon as practicable after September 30, 2025 in each case, subject to Mr. Lentz’s continued employment with the Company through each such date. The Cash Bonus was awarded to incentivize Mr. Lentz’s retention during a period of significant executive turnover and during the Company’s transformation efforts.

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program and aim to grant equity awards with target values between the 50th and 75th percentile of market. Equity-based compensation creates an ownership culture among our executives that provides an incentive to contribute to the continued growth and development of our business and aligns the interest of executives with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between Company performance and pay.

Historically, our senior officers (including our NEOs) received equity-based compensation in the form of stock options and time-vesting RSUs. In March 2024, the compensation committee approved a change in the structure of our long-term incentive compensation program for our senior officers (including our NEOs). The annual equity awards granted in 2024 to each NEO currently employed by us consisted of, and, going forward, the compensation committee intends to continue to grant our senior officers annual equity awards consisting of stock options, time-vesting RSUs and performance-based RSUs. We believe that including performance-based RSUs in our long-term incentive compensation program further aligns our NEOs’ interests with those of our stockholders and the performance of our Company, while encouraging our NEOs to contribute to the attainment of the relevant performance goals and increase total shareholder return (as further discussed below).

In 2024, we granted 70% of our target equity award value in the form of time- and performance-based RSUs (with time-based RSUs representing 51% of the total target annual equity award and performance-based RSUs representing 19% of the total target annual equity award) and 30% in the form of options to purchase our Common Stock for each of our NEOs other than Mr. Hess. In connection with the commencement of Mr. Hess' employment with us, he was granted equity awards in the form of time-based RSUs. In connection to his promotion to CEO in October 2024, he was awarded additional equity grants such that his total 2024 equity award target value was comprised of 80% RSUs (with time based RSUs and performance-based RSUs representing 91% and 9%, respectively, of his 2024 RSU awards total target value) and 20% in the form of options to purchase our Common Stock.

2024 Equity-Based Long-Term Incentive Awards

In 2024, we made the following grants of stock options, time-based RSUs and performance-based RSUs to our NEOs:

Name	Number of Shares Underlying Stock Options	Time-based RSUs	Performance-based RSUs
Travis Hess	100,000	360,264	33,333
Daniel Lentz	108,310	40,960	34,130
Russell Klein	55,720	24,770	20,637
Brian Dhatt	60,000	26,670	22,223
Chuck Cassidy	18,220	8,100	6,747
Brent Bellm(1)	171,430	76,200	63,493
Lisa Eggerton(2)	34,290	15,240	12,700
Ben Sumrall(3)	34,290	15,240	12,700

(1)
All unvested stock options and RSUs granted to Mr. Bellm were forfeited upon his departure, effective October 18, 2024.
(2)
All unvested stock options and RSUs granted to Ms. Eggerton were forfeited upon her departure, effective September 30, 2024.
(3)
All unvested stock options and RSUs granted to Mr. Sumrall were forfeited upon his departure, effective August 5, 2024.

These grants (other than certain new hire and promotion grants for Mr. Hess and certain retention grants for Mr. Lentz, each as further discussed below) were approved by the compensation committee in March 2024, following consideration of the factors set forth above under “—Determination of Executive Compensation” above. Mr. Hess received a new hire award of 360,264 time-based RSUs in connection with the commencement of his employment with us in May 2024 and additional awards of (i) a stock option covering 100,000 shares of Common Stock and (ii) 100,000 PSUs in October 2024 in connection with his promotion to Chief Executive Officer. Mr. Lentz was granted an additional retention award in the form of a stock option covering 16,160 shares of our Common Stock in November 2024 (the “Retention Option”).

Stock Options and Time-Based RSU Awards

The stock options granted to our NEOs during 2024 (other than the Retention Option for Mr. Lentz) vest as to 25% of the underlying shares on the first anniversary of the applicable vesting start date and as to the balance of the underlying shares in 36 substantially equal monthly installments thereafter, subject to the applicable NEO’s continued service through the applicable vesting date. Mr. Lentz’s Retention Option vests as to 25% of the underlying shares on each of December 31, 2024, and March 31, 2025, and as to 50% of on September 30, 2025, subject to Mr. Lentz’s continued employment with the Company through the applicable vesting date.

The time-based RSU awards granted to our NEOs during 2024 vest as to 25% of the underlying shares on each of the first four anniversaries of the applicable vesting start date, subject to the applicable NEO’s continued service through the applicable vesting date.

Certain of our NEOs’ stock options and time-based RSUs are subject to accelerated vesting in certain circumstances, as described below under “—Potential Payments Upon Termination or Change in Control” below.

Performance-Based RSU Awards.

In March 2024 (or, for Mr. Hess, in October 2024), we granted awards of performance-based RSUs to our NEOs consisting of (i) performance-based RSUs subject to vesting based on the Company’s adjusted EBITDA (the “adjusted EBITDA RSUs”), (ii) performance-based RSUs subject to vesting based on the Company’s revenue (the “revenue RSUs”), and (iii) performance-based RSUs subject to vesting based on the Company’s TSR (the “TSR RSUs”), each as described below.

Adjusted EBITDA RSUs

Pursuant to the adjusted EBITDA RSU awards, each NEO is eligible to vest in a number of RSUs ranging from 0% to 200% of the target number of adjusted EBITDA RSUs granted, based on attainment of certain adjusted EBITDA goals during each year of a three-year performance period commencing January 1, 2024 and ending December 31, 2026. The compensation committee will determine the threshold, target and maximum adjusted EBITDA goals for each year of the performance period no later than 90 days following the beginning of such year.

Subject to the NEO’s continued service through the applicable vesting date, up to one-third of the total adjusted EBITDA RSUs will be eligible to vest based on the Company’s achievement of adjusted EBITDA goals for the applicable year, with the actual number of adjusted EBITDA RSUs that vest determined by multiplying (i) one-third of the total number of adjusted EBITDA RSUs (at target), by (ii) the applicable “vesting percentage,” as set forth below:

Adjusted EBITDA Achievement Level	Vesting Percentage
Maximum	200%
Target	100%
Threshold	0%
Below Threshold	0%

If the Company’s achievement of adjusted EBITDA goals for the applicable year falls between the levels specified above, the percentage of adjusted EBITDA RSUs that vest will be determined using straight line linear interpolation between such levels.

Following the completion of the applicable year, the compensation committee will determine achievement of the adjusted EBITDA goals for such year and the number of adjusted EBITDA RSUs that have become vested with respect to such year (the date of such determination by the compensation committee, the “adjusted EBITDA vesting date”). Any adjusted EBITDA RSUs eligible to vest on an adjusted EBITDA vesting date that do not vest will be forfeited without consideration therefore and the NEO will have no further right or interest in or with respect to such forfeited adjusted EBITDA RSUs.

Any adjusted EBITDA RSUs that become vested will be paid to the NEO in whole shares of Company Common Stock within 30 days after the applicable vesting date.

Revenue RSUs

Pursuant to the revenue RSU awards, each NEO is eligible to vest in a number of RSUs ranging from 0% to 200% of the target number of revenue RSUs granted, based on attainment of certain revenue goals during each year of a three-year performance period commencing January 1, 2024 and ending December 31, 2026. The compensation committee will determine the threshold, target and maximum revenue goals for each year of the performance period no later than 90 days following the beginning of such year.

Subject to the NEO’s continued service through the applicable vesting date, up to one-third of the total revenue RSUs will be eligible to vest based on achievement of the Company’s revenue goals for the applicable year, with the actual number of revenue RSUs that vest determined by multiplying (i) one-third of the total number of revenue RSUs (at target), by (ii) the applicable “vesting percentage,” as set forth below:

Revenue Achievement Level	Vesting Percentage
Maximum	200%
Target	100%
Threshold	0%
Below Threshold	0%

If the Company’s achievement of revenue goals for the applicable year falls between the levels specified above, the percentage of revenue RSUs that vest will be determined using straight line linear interpolation between such levels.

Following the completion of the applicable year, the compensation committee will determine achievement of the revenue goals for the applicable year and the number of revenue RSUs that have become vested with respect to such year (the date of such determination by the compensation committee, the “revenue vesting date”). Any revenue RSUs eligible to vest on a revenue vesting date that do not vest will be forfeited without consideration therefore and the NEO will have no further right or interest in or with respect to such forfeited revenue RSUs.

Any revenue RSUs that become vested will be paid to the NEO in whole shares of Company Common Stock within 30 days after the applicable vesting date.

TSR RSUs

Pursuant to the TSR RSU awards, each NEO is eligible to vest in a number of RSUs ranging from 0% to 200% of the target number of TSR RSUs granted, based on the Company’s total stockholder return during a three year performance period commencing January 1, 2024 and ending December 31, 2026 relative to the total stockholder return of the Russell 2000 Index (the “Russell 2000 Relative Performance”).

Subject to the NEO’s continued service through the applicable vesting date, up to 200% of the target number of TSR RSUs granted to the NEO will be eligible to vest based on the Russell 2000 Relative Performance during the performance period, with the actual number of TSR RSUs that vest with respect to the performance period determined by multiplying (i) the total number of TSR RSUs (at target), by (ii) the applicable “vesting percentage,” as set forth below:

	Russell 2000 Relative Performance	Vesting Percentage
Stretch	≥ 90th percentile	200%
Maximum	75th percentile	150%
Target	50th percentile	100%
Threshold	25th percentile	50%
Below Threshold	<25th percentile	0%

If the Russell 2000 Relative Performance falls between the levels specified above, the percentage of TSR RSUs that vest will be determined using straight line linear interpolation between such levels. Notwithstanding the foregoing, if the Company’s absolute total stockholder return during the three-year performance period is negative, the vesting percentage will not exceed 100%.

Following the completion of the performance period, the Compensation Committee will determine the Russell 2000 Relative Performance, the absolute total shareholder return and the number of TSR RSUs that have become vested with respect to the performance period (the date of such determination by the Compensation Committee, the “TSR vesting date”). Any TSR RSUs that have not become vested as of the TSR vesting date will be forfeited without consideration therefore and the NEO will have no further right or interest in or with respect to such forfeited TSR RSUs.

Any TSR RSUs that become vested will be paid to the NEO in whole shares of Company Common Stock within 30 days after the applicable vesting date.

Certain of our NEOs’ performance-based RSUs are subject to accelerated vesting in certain circumstances, as described below under “—Potential Payments Upon Termination or Change in Control” below.

Performance-Based RSU Vesting Based on 2024 Performance

Adjusted EBITDA RSU Vesting

One-third of the adjusted EBITDA RSU awards granted to each of our NEOs in 2024 (the "First 2024 adjusted EBITDA Tranche") were eligible to vest based on achievement of adjusted EBITDA goals as of the end of the first year of the performance period, which commenced January 1, 2024 and ended December 31, 2024 (the "2024 Performance Year"). During the 2024 Performance Year, we achieved adjusted EBITDA of $23,547 resulting in the First 2024 adjusted EBITDA Tranche vesting at 200% of target.

Revenue RSU Vesting

One-third of the Revenue RSU awards granted to each of our NEOs in 2024 (the "First 2024 Revenue Tranche") were eligible to vest based on achievement of revenue goals as of the end of the 2024 Performance Year. During the 2024 Performance Year, we achieved revenue of $332,927 resulting in the First 2024 Revenue Tranche vesting at 89% of target.

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2024, we did not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the compensation committee.

We do not provide any tax “gross ups” to our NEOs.

Severance and Change in Control Arrangements

We provide for severance benefits and payments to each of our NEOs upon certain terminations without cause or resignations for good reason. Our compensation committee believes that these types of benefits are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such benefits can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. Our severance and change in control payments and benefits are designed to be competitive with market practices. A description of these potential benefits, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive if a qualifying termination of employment or change in control had occurred on December 31, 2024, are set forth in “—Potential Payments Upon Termination or Change in Control” below.

On November 6, 2024, September 30, 2024, and August 5, 2024, respectively, we entered into separation and general releases (the “separation agreement”) with Mr. Bellm, Ms. Eggerton, and Mr. Sumrall, in connection with their respective terminations of employment with us. Under the separation agreements, Mr. Bellm, Ms. Eggerton, and Mr. Sumrall became entitled to certain severance payments and benefits, subject to the applicable NEO's execution and non-revocation of the separation agreement, including the general release contained therein, and compliance with the terms thereof. A description of these severance payments and benefits are set forth in “—Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines. We believe that stock ownership aligns the interests of our executive officers with our stockholders and encourages long-term management of the Company for the benefit of its stockholders. We maintain stock ownership guidelines which apply to our senior leadership team. Under these guidelines, our senior leaders are required to acquire and maintain shares of our Common Stock having a value equal to the following multiples of their annual base salaries following the completion of a five-year phase-in period:

Position	Required Stock Ownership
Chief Executive Officer	3x annual base salary
All Other Senior Officers	1x annual base salary

Derivatives Trading, Hedging, and Pledging Policies. We have adopted an Insider Trading Compliance Policy that governs the purchase, sale, and other dispositions of the Company’s securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. Our Insider Trading Compliance Policy provides that no employee, officer, or director may engage in any activity of the type that is designed to profit from or hedge against decreases in the value of the Company’s securities, such as short sales, trading activity designed to profit from fluctuations in the price of the Company’s securities (such as day trading and arbitrage trading), hedging transactions, and trading in puts, calls or other derivative securities. In addition, our Insider Trading Compliance Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Equity Award Timing Policies and Practices. We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the Compensation Committee before granting an equity award, the compensation committee will consider such information and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.

Although we do not have a formal policy with respect to the timing of our equity award grants, the compensation committee has historically granted such awards on a predetermined annual schedule.

During fiscal year 2024, we did not grant stock options or other equity awards to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.

Clawback Policy. We maintain a mandatory clawback policy in compliance with SEC rules and Nasdaq listing standards (the “Clawback Policy”). Our Clawback Policy provides that the Company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event the Company is required to prepare an accounting restatement, unless the compensation committee determines that recovery would be impracticable.

Section 409A. The compensation committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m). Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the compensation committee may take the deductibility of compensation into account when making compensation decisions, the compensation committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the compensation committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE Satish Malhotra (Chair) Larry Bohn Donald E. Clarke Members of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

The following table contains information about the compensation earned by each of our NEOs during the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total
Travis Hess	2024	254,769	—	3,236,124	423,147	222,932	30,382	4,167,354
Chief Executive Officer

Daniel Lentz	2024	398,077	50,000	575,802	484,290	202,068	473	1,710,710
Chief Financial Officer	2023	355,865	—	1,000,791	409,911	143,678	—	1,910,245

Russell Klein	2024	411,539	—	348,183	253,104	227,519	2,501	1,242,846
Chief Commercial Officer	2023	394,231	—	1,326,185	545,647	208,668	—	2,474,731
	2022	365,769	96,946	1,510,650	687,345	—	—	2,660,710

Brian Dhatt	2024	411,539	—	374,921	272,546	189,599	1,833	1,250,438
Chief Technology Officer	2023	394,231	—	707,299	291,013	173,890	—	1,566,433
	2022	365,769	80,788	1,498,055	681,627	—	—	2,626,239

Chuck Cassidy	2024	319,231	—	113,845	82,763	147,332	260	663,431
General Counsel

Brent Bellm	2024	426,677	—	1,071,191	778,710	—	521,625 (4)	2,798,203
Former Chief Executive Officer	2023	486,538	—	2,652,369	1,091,288	428,668	—	4,658,863
	2022	469,231	206,860	4,531,970	2,062,057	—	—	7,270,118

Lisa Eggerton	2024	293,000	—	214,249	155,760	—	205,657 (4)	868,666
Former Chief Marketing Officer	2023	342,693	—	627,551	256,981	150,956	—	1,378,181
	2022	332,692	73,272	1,070,030	487,867	—	—	1,963,861

Ben Sumrall	2024	230,731	—	214,249	155,760	—	198,356 (4)	799,096
Former Chief Operating Officer

(1)
Amount represents the portion of the Cash Bonus payable to Mr. Lentz based on his continued employment through December 31, 2024. For more information, please see “—Cash Incentive Compensation” above.
(2)
Amounts reflect the full grant-date fair value of time-based and performance-based RSU awards and stock options granted during fiscal year 2024 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. With respect to performance-vesting RSUs, amounts reflect the value at the grant date based upon the probable outcome of applicable performance metrics under ASC Topic 718 (which was target performance). The value of the performance-based RSUs granted to each of our NEOs assuming maximum achievement is as follows: for Mr. Bellm $1,037,482, Mr. Hess $434,222, for Mr. Lentz $557,684, for Mr. Klein $337,202, for Mr. Dhatt $363,127, for Mr. Cassidy $110,239 for Ms. Eggerton $207,518, and for Mr. Sumrall $207,518. We provide information regarding the assumptions used to calculate the value of all RSU awards and stock option awards made to our NEOs in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The unvested stock options and RSUs granted to Mr. Bellm were forfeited on October 18, 2024, the date on which his employment with us ended.
(3)
Amounts for fiscal year 2024 represent amounts earned by our NEOs based upon the achievement of certain Company performance goals that were attained under our annual bonus program for fiscal year 2024. For more information, please see “—Cash Incentive Compensation” above. Mr. Bellm was not eligible to receive an annual bonus for 2024 following his departure.
(4)
Amounts for fiscal year 2024 represents (i) with respect to Mr. Bellm, (x) cash severance in the amount of $521,054 and (y) imputed income from basic life insurance in the amount of $531, payable to Mr. Bellm pursuant to the separation agreement, (ii) with respect to Ms. Eggerton cash severance in the amount of $201,101 and (iii) with respect to Mr. Sumrall, cash severance in the amount of $193,601.

Grants of Plan-Based Awards in Fiscal 2024

The following table provides information regarding all grants of plan-based awards occurring during fiscal 2024. All stock options and RSUs were awarded under the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Threshold (#)	Target (#)	Maximum (#)(7)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Travis Hess		—	492,000	1,055,340
	11/13/2024				—	5,556	33,333	66,667					$217,112
	6/3/2024								360,264				$3,019,012
	11/13/2024									100,000		$6.40	$423,147

Daniel Lentz		—	398,550	683,140
	3/5/2024				—	5,688	34,130	68,260					$278,842
	3/5/2024								40,960				$296,960
	3/5/2024									92,150		$7.25	$418,585
	11/11/2024									16,160	(6)	$6.48	$65,705

Russell Klein		—	257,160	551,608
	3/5/2024				—	3,439	20,637	41,273					$168,600
	3/5/2024								24,770				$179,583
	3/5/2024									55,720		$7.25	$253,104

Brian Dhatt		—	207,500	445,088
	3/5/2024				—	3,704	22,223	44,447					$181,563
	3/5/2024								26,670				$193,358
	3/5/2024									60,000		$7.25	$272,546

Chuck Cassidy		—	167,700	359,717
	3/5/2024				—	1,124	6,747	13,493					$55,120
	3/5/2024								8,100				$58,725
	3/5/2024									18,220		$7.25	$82,763

Brent Bellm		—	—	—
	3/5/2024				—	10,582	63,493	126,987					$518,741
	3/5/2024								76,200				$552,450
	3/5/2024									171,430		$7.25	$778,710

Lisa Eggerton		—	—	—
	3/5/2024				—	2,117	12,700	25,400					$103,759
	3/5/2024								15,240				$110,490
	3/5/2024									34,290		$7.25	$155,760

Ben Sumrall		—	—	—
	3/5/2024				—	2,117	12,700	25,400					$103,759
	3/5/2024								15,240				$110,490
	3/5/2024									34,290		$7.25	$155,760

(1)
Amounts reflect potential payouts under our 2024 annual bonus program. Please see the description of the annual bonus program under “—Cash Incentive Compensation” above.
(2)
For each NEO, the actual number of performance-based RSUs that vest will depend on achievement of specified performance objectives, subject to the applicable NEO’s continued employment through the applicable vesting date. See “—2024 Performance-Based Equity-Based Long Term Incentive Awards” above.
(3)
Represents RSUs which vest as to 25% of the underlying shares on each of the first four anniversaries of the applicable vesting start date, subject to the applicable NEOs continued service with the Company through the applicable vesting date.
(4)
Except as otherwise noted, represents stock options which vest over four years, with 25% of the shares vesting on the one-year anniversary of the applicable vesting start date, and as to the balance of the underlying shares, in 36 substantially equal monthly installments thereafter, subject to the applicable NEOs continued service with the Company through the applicable vesting date.
(5)
Amounts reflect the grant-date fair value of the applicable award computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

(6)
Represents a stock option which vest as to 25% of the underlying shares on each of December 31, 2024, and March 31, 2025, and as to 50% of the underlying shares on September 30, 2025, subject to Mr. Lentz’s continued employment with the Company through the applicable vesting date.
(7)
Adjusted EBITDA RSUs and revenue RSUs contain attainment levels of minimum, threshold, target, and maximum, while TSR RSUs also include an additional “stretch” attainment level, which is reflected in the “Maximum” column. See “—2024 Performance-Based Equity-Based Long Term Incentive Awards” above for vesting percentages and attainment levels of all award types.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Summary of Executive Compensation Arrangements

Each of our NEOs is party to an employment offer letter with us, as more fully described below, including with respect to amendments thereto. For information regarding the severance payments and benefits that our NEOs are eligible to receive pursuant to arrangements with us, please see “—Potential Payments Upon Termination or Change in Control” below.

Amended and Restated Employment Offer Letter with Mr. Hess

On October 1, 2024, we entered into an amended and restated employment offer letter with Travis Hess, who currently serves as our Chief Executive Officer, which amended and restated in its entirety the employment offer letter we entered into with Mr. Hess effective May 2, 2024 (the “prior offer letter”). Mr. Hess’ amended and restated employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2024, was $460,000), target bonus and grant of performance-based RSUs, as well as his eligibility to participate in our benefit plans generally. The prior offer letter set forth Mr. Hess’ initial time-vesting RSUs. In connection with Mr. Hess’ entrance into the prior offer letter, he also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

On March 5, 2025, we entered into a letter agreement (the “letter agreement”) with Mr. Hess, which amended his amended and restated offer letter with the Company. Pursuant to the letter agreement, the definition of a change in control termination was revised to mean the termination of his employment by the Company without cause or due to his resignation for good reason (each, a “qualifying termination), in either case, within three months before or eighteen months after the consummation of a change in control of the Company (a "change in control termination"). In addition, the letter agreement provides that in the event that Mr. Hess experiences a qualifying termination other than a change in control termination, Mr. Hess will be eligible to receive (in lieu of the severance payments described in his prior offer letter) an amount equal to twelve months of his then-current base salary and twelve months of the Company’s share of healthcare premiums, in each case, payable in installments over a three month period following his qualifying termination.

Employment Offer Letter with Mr. Lentz

On October 25, 2018, we entered into an employment offer letter with Daniel Lentz, which we amended and restated in June 2023 in connection with the commencement of his service as our Chief Financial Officer on June 30, 2023; he currently serves as our Chief Financial Officer. Mr. Lentz’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2024 was $405,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Lentz’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Klein

On December 26, 2017, we entered into an employment offer letter with Russell Klein, who currently serves as our Chief Commercial Officer. Mr. Klein’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2024 was $415,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Klein’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Dhatt

On September 9, 2016, we entered into an employment offer letter with Brian Dhatt, who currently serves as our Chief Technology Officer. Mr. Dhatt’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2024 was $415,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Dhatt’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Cassidy

On June 10, 2023, we entered into an employment offer letter with Chuck Cassidy, who currently serves as our General Counsel. Mr. Cassidy’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2024 was $325,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Cassidy’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Bellm

During 2024 (and prior to his termination date), we were party to an employment offer letter with Brent Bellm, who served as our Chief Executive Officer, until October 1, 2024. Mr. Bellm’s employment offer letter provided for at-will employment and set forth his annual base salary (which, during 2024, was $509,600), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. Mr. Bellm’s also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Ms. Eggerton

During 2024 (and prior to her termination date), we were party to an employment offer letter with Lisa Eggerton, who served as Chief Marketing Officer, until September 30, 2024. Ms. Eggerton’s employment offer letter provided for at-will employment and set forth her annual base salary (which, during 2024 was $380,000), target bonus and initial stock option grants, as well as her eligibility to participate in our benefit plans generally. In connection with Ms. Eggerton’s entrance into her employment offer letter, she also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Sumrall

During 2024 (and prior to his termination date), we were party to an employment offer letter with Ben Sumrall, who served as Chief Operating Officer until August 5, 2024. Mr. Sumrall’s employment offer letter provided for at-will employment and set forth his annual base salary (which, during 2024 was $365,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Sumrall’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Travis Hess	11/13/2024	—	100,000	$6.40	11/13/2034
	6/3/2024					360,264	$2,204,816
	11/13/2024							66,666	(6)	$407,996
	11/13/2024							33,333	(7)	$203,998
	11/13/2024							5,556	(8)	$34,001

Daniel Lentz	2/27/2019	31,184	—	3.18	2/27/2029
	3/13/2021	4,764	318	59.56	3/13/2031
	3/8/2022	16,668	7,576	20.25	3/8/2032
	3/3/2023	17,898	23,012	10.42	3/3/2033
	6/30/2023	8,182	13,636	9.95	6/30/2033
	3/5/2024	—	92,150	7.25	3/5/2034
	11/11/2024	4,040	12,120	6.48	11/11/2034
	3/13/2021					1,482	9,070
	3/8/2022					14,142	86,549
	3/3/2023					47,728	292,095
	3/5/2024					25,454	155,778
	3/5/2024					40,960	250,675
	3/5/2024							68,260	(6)	417,751
	3/5/2024							34,130	(7)	208,876
	3/5/2024							5,688	(8)	34,813

Russell Klein	9/1/2016	98,080	—	0.39	11/12/2025
	11/7/2016	115,901	—	0.39	11/7/2026
	12/31/2017	42,693	—	1.86	12/31/2027
	11/30/2018	130,000	—	3.03	11/30/2028
	3/13/2021	23,828	1,588	59.56	3/13/2031
	3/8/2022	43,960	19,982	20.25	3/8/2032
	3/3/2023	35,796	46,023	10.42	3/3/2033
	3/5/2024	—	55,720	7.25	3/5/2024
	3/13/2021					7,413	45,368
	3/8/2022					37,300	228,276
	3/3/2023					95,455	584,185
	3/5/2024					24,770	151,592
	3/5/2024							41,274	(6)	252,597
	3/5/2024							20,637	(7)	126,298
	3/5/2024							3,439	(8)	21,049

Brian Dhatt	11/7/2016	218,747	—	0.39	11/7/2026
	2/27/2018	48,504	—	1.86	2/27/2028
	11/30/2018	9,929	—	3.03	11/30/2028
	2/27/2019	29,512	—	3.18	2/27/2029
	3/13/2021	14,295	953	59.56	3/13/2031
	3/8/2022	43,594	19,816	20.25	3/8/2032
	3/3/2023	19,091	24,546	10.42	3/3/2033
	3/5/2024	—	60,000	7.25	3/5/2034
	3/13/2021					4,448	27,222
	3/8/2022					36,989	226,373
	3/3/2023					50,909	311,563
	3/5/2024					26,670	163,220
	3/5/2024							44,448	(6)	272,022
	3/5/2024							22,224	(7)	136,011
	3/5/2024							3,704	(8)	22,666

Chuck Cassidy	9/20/2018	3,500	—	2.70	9/20/2028
	11/14/2019	4,680	—	3.87	11/14/2029
	6/2/2023	5,792	9,653	9.33	6/2/2033
	3/5/2024	—	18,220	7.25	3/5/2034
	9/17/2021					506	3,097
	9/21/2022					2,305	14,107
	4/14/2023					9,545	58,415
	6/2/2023					18,019	110,276
	3/5/2024					8,100	49,572

	3/5/2024							13,494	(6)	82,583
	3/5/2024							6,747	(7)	41,292
	3/5/2024							1,124	(8)	6,881

Brent Bellm	11/30/2018	900,000	—	3.03	4/16/2025
	3/13/2021	56,163	6,531	59.56	3/13/2031
	3/8/2022	119,893	71,935	20.25	3/8/2032
	3/3/2023	61,364	102,273	10.42	3/3/2033
	3/5/2024	—	171,430	7.25	3/5/2034
	3/13/2021					18,286	111,910
	3/8/2022					111,900	684,828
	3/3/2023					190,909	1,168,363
	3/5/2024					76,200	466,344
	3/5/2024							126,986	(6)	777,154
	3/5/2024							63,493	(7)	388,577
	3/5/2024							10,582	(8)	64,764

(1)
Under the terms of the BigCommerce Holdings, Inc. 2013 Equity Incentive Plan , the option exercise price shall not be less than the fair market value of a share of our Common Stock on the effective date of grant of the option.

Except with respect to the option awards granted on March 13, 2021 (as described in Note 4 below) and March 8, 2022 (as described in Note 5 below), the NEOs’ options set forth in the table above are immediately exercisable upon grant as to the underlying shares of Common Stock and, to the extent such shares are exercised and unvested as of the NEO’s termination of service, such exercised and unvested shares are subject to a right of repurchase by us upon the NEO’s termination of service. With respect to such options, this column reflects the number of shares subject to options that were exercisable and vested as of December 31, 2024.

(2)
Under the terms of the 2020 Plan, the option exercise price must be greater than or equal to 100% of the closing price of a share of our Common Stock on the date of grant.

Except with respect to the option awards granted on March 13, 2021 (as described in Note 4 below) and March 8, 2022 (as described in Note 5 below), the NEOs’ options set forth in the table above are immediately exercisable upon grant as to the underlying shares of Common Stock and, to the extent such shares are exercised and unvested as of the NEO’s termination of service, such exercised and unvested shares are subject to a right of repurchase by us upon the NEO’s termination of service. With respect to such options, this column reflects the number of shares subject to options that were exercisable and unvested as of December 31, 2024.

(3)
Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 31, 2024, which was $6.12.
(4)
Represents an option that vested as to 25% of the underlying shares and vested or vests with respect to 1/48th of the shares in substantially equal monthly installments over the following 36 months, subject to the NEO’s continued service through each such vesting date.
(5)
Represents RSUs vesting with respect to 25% of the underlying shares in substantially equal annual installments on each of the first four anniversaries subject to the NEO’s continued service through each such vesting date.
(6)
Represents performance-based RSUs that are eligible to vest based on achievement of applicable adjusted EBITDA performance metrics following completion of performance period ending December 31, 2026, subject to the NEOs continued service through such vesting date.
(7)
Represents performance-based RSUs that are eligible to vest based on achievement of applicable revenue performance metrics following completion of performance period ending December 31, 2026, subject to the NEOs continued service through such vesting date.
(8)
Represents performance-based RSUs that are eligible to vest based on achievement of applicable TSR performance metrics following completion of performance period ending December 31, 2026, subject to the NEOs continued service through such vesting date.

Option Exercises and Stock Vested in Fiscal 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Travis Hess	—	—	—	—
Daniel Lentz	—	—	41,649	323,042
Russell Klein	—	—	83,557	645,966
Brian Dhatt	—	—	55,317	426,191
Chuck Cassidy	—	—	11,097	84,670
Brent Bellm	—	—	214,903	1,670,004
Lisa Eggerton	66,244	$294,069	46,136	346,902
Ben Sumrall	16,671	$26,141	29,066	226,968

(1)
Amounts are calculated by multiplying the number of shares as to which the option was exercised by the market price of the shares on the exercise date, net of the exercise price.
(2)
Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements and Side Letter Agreements

We are (or were, during their employment with us in 2024) party to employment offer letters with each of our NEOs all of which (as amended by the severance letters and equity acceleration letters, as applicable, entered into with each our NEOs other than Mr. Hess) provide or provided (as applicable) for (i) certain severance protections upon a termination of the applicable NEO’s employment by us without “cause” or due to the NEO’s resignation for “good reason” (as each such term is defined in the respective employment offer letter) (each a “Qualifying Termination”), and (ii) certain equity acceleration benefits upon certain Qualifying Terminations. The severance payments and benefits to which our NEOs (other than Messrs. Bellm and Sumrall and Ms. Eggerton, whose actual severance payments and benefits that became due in connection with their respective terminations of employment with us are described below under “—Mr. Bellm’s Separation Agreement and General Release ,” “—Mr. Sumrall’s Separation Agreement and General Release ,” and “—Ms. Eggerton’s Separation Agreement and General Release,” respectively) would become entitled in the event of a Qualifying Termination occurring during 2024 pursuant to the employment offer letters (as amended by the severance letters and equity acceleration letters, as applicable), are more fully described in the table below.

Benefits Provided Upon Qualifying Termination (outside Change In Control Protection Period(1))	Benefits Provided Upon Qualifying Termination (during Change In Control Protection Period(1))
An amount equal to 6 months’ base salary, payable over 3 months; and An amount equal to 6 months of the Company’s share of healthcare benefit premiums, payable over 3 months.

An amount equal to 12 months’ base salary, payable over 3 months;

An amount equal to 12 months of the Company’s share of healthcare benefit premiums, payable over 3 months; and

Unvested time-based equity awards accelerate in full.

(1)
For purposes of the salary severance and healthcare benefits provided under the offer letters or severance letters, the “Change of Control Protection Period” is the period commencing three months prior to, and ending eighteen months following, a change in control of the Company. For purposes of the equity acceleration provided under the offer letters or equity acceleration letters, the “Change of Control Protection Period” is (i) for Messrs. Bellm and Klein, the period commencing three months prior to, and ending eighteen months following, a change in control of the Company and (ii) for Messrs. Hess, Lentz, Dhatt, Cassidy, Sumrall, and Ms. Eggerton, the period commencing three months prior to, and ending twelve months following, a change in control of the Company.

All severance payments and benefits are subject to the NEO’s execution of a release of claims against us and continued compliance with certain restrictive covenants.

Performance-Based RSU Agreements

Certain Terminations of Service. If an NEO’s service is terminated by the Company or its affiliates without “cause” or by the NEO for “good reason” (each as defined in the applicable grant notice) (i) prior to the final vesting date for the performance period, and (ii) within three months prior to the consummation of a “change in control” of the Company (as defined in the 2020 Plan), then subject to the NEO’s execution of an effective release of claims, a pro-rated number of the performance-based RSUs will vest upon such change in control, determined by multiplying (A) with respect to Adjusted EBITDA RSUs and revenue RSUs, (x) one-third of the total target number of adjusted EBITDA RSUs or revenue RSUs, as applicable, by (y) a fraction, the numerator of which is the number of days elapsed between the beginning of the applicable year of the performance period in which the change in control is consummated and the date of the NEO’s termination of service, and the denominator of which is 365 and (B) with respect to TSR RSUs, (x) the target number of TSR RSUs subject to the award, by (y) a fraction, the numerator of which is the number of days elapsed between January 1, 2024 and the date of the NEO’s termination of service and the denominator of which is 1,095.

Change in Control. With respect to the adjusted EBITDA RSUs and revenue RSUs, if a change in control of the Company is consummated, subject to the NEO’s continued service immediately prior to the change in control, then (i) if such change in control is consummated prior to the adjusted EBITDA vesting date or revenue vesting date, as applicable, for the year of the performance period ending prior to the year in which the change in control is consummated, a number of adjusted EBITDA RSUs or revenue RSUs, as applicable, for such year will vest immediately prior to such change in control, determined by multiplying (x) one-third of the total target number of adjusted EBITDA RSUs or revenue RSUs, as applicable, by (y) the applicable “vesting percentage” (determined based on actual performance for the relevant year) and (ii) one-third of the total target number of adjusted EBITDA RSUs or revenue RSUs, as applicable (representing the adjusted EBITDA RSUs or revenue RSUs, as applicable, eligible to vest with respect to the year in which the change in control is consummated), will vest immediately prior to such change in control. With respect to the TSR RSUs, if a change in control is consummated, subject to the NEO’s continued service immediately prior to such change in control, a pro-rated number of TSR RSUs will vest immediately prior to such change in control, determined by multiplying (i) the target number of TSR RSUs subject to the award, by (ii) a fraction, the numerator of which is the number of days elapsed between the first day of the performance period and the date of the change in control and the denominator of which is 1,095.

Mr. Bellm’s Separation Agreement and General Release

Pursuant to his separation agreement, upon Mr. Bellm’s departure from the Company in October 2024, and subject to his timely execution and non-revocation of the separation agreement, including the general release of claims contained therein, and compliance with the terms thereof, Mr. Bellm became entitled to receive the following severance payments and benefits: cash severance in the amount of $521,054.24 which was paid to him on January 17, 2025, and (ii) an extension of the expiration of the exercise period for vested stock options covering 900,000 shares of our Common Stock from January 17, 2025 to April 16, 2025. All unvested stock options and time- and performance-based RSU awards held by Mr. Bellm were forfeited in connection with his termination.

Mr. Sumrall’s Separation Agreement and General Release

Pursuant to his separation agreement, upon Mr. Sumrall’s departure from the Company in August 2024, and subject to his timely execution and non-revocation of the separation agreement, including the general release of claims contained therein, and compliance with the terms thereof, Mr. Sumrall became entitled to receive cash severance in the amount of $193,601.02 which was paid to him in three installments on August 20, 2024, September 18, 2024, and October 16, 2024. All unvested stock options and time- and performance-based RSU awards held by Mr. Sumrall were forfeited in connection with his termination.

Ms. Eggerton’s Separation Agreement and General Release

Pursuant to her separation agreement, upon Ms. Eggerton’s departure from the Company in September 2024, and subject to her timely execution and non-revocation of the separation agreement, including the general release of claims contained therein, and compliance with the terms thereof, Ms. Eggerton became entitled to receive cash severance in the amount of $201,101.07 which was paid to her in three installments on October 11, 2024, November 8, 2024, and December 6, 2024. All unvested stock options and time- and performance-based RSU awards held by Ms. Eggerton were forfeited in connection with her termination.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs (other than Messrs. Bellm and Sumrall and Ms. Eggerton, who ceased employment with us in October 2024, August 2024 and September 2024, respectively, and received the separation payments and benefits described above) upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2024. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit (1)	Termination Without Cause or (as applicable) for Good Reason (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Travis Hess	Cash	230,000	0	460,000
	Equity Acceleration	0	0	2,816,816
	Continued Healthcare	5,324	0	10,648
	Total	235,324	0	3,287,464

Daniel Lentz	Cash	202,500	0	405,000
	Equity Acceleration	0	0	1,420,795
	Continued Healthcare	6,373	0	12,746
	Total	208,873	0	1,838,541

Russell Klein	Cash	207,500	0	415,000
	Equity Acceleration	0	0	1,388,310
	Continued Healthcare	4,280	0	8,560
	Total	211,780	0	1,811,870

Brian Dhatt	Cash	207,500	0	415,000
	Equity Acceleration	0	0	1,136,398
	Continued Healthcare	4,064	0	8,127
	Total	211,564	0	1,559,525

Chuck Cassidy	Cash	162,500	0	325,000
	Equity Acceleration	0	0	359,336
	Continued Healthcare	2,919	0	5,838
	Total	165,419	0	690,174

(1)
The value of equity acceleration was calculated by multiplying the number of accelerated shares of Common Stock underlying the applicable equity award by $6.12, the closing price of our Common Stock on December 31, 2024 and, (i) with respect to equity awards in the form of stock options, subtracting the exercise price thereof and (y) with respect to performance-vesting awards, assuming that performance conditions continuing to affect the vesting of awards are satisfied at target as of the date of the applicable triggering event.

2024 DIRECTOR COMPENSATION

The following table provides compensation information for fiscal year 2024 for each non-employee member of our Board. Our investor-affiliated Board members, Messrs. Bohn and Richards, did not receive compensation for Board or committee service.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Donald E. Clarke	—		286,754	(3)	—		—	—	—	286,754
Sally Gilligan	—		275,997	(4)						275,997
Satish Malhotra	—		273,307	(5)	—		—	—	—	273,307
Ellen Siminoff	200,000	(6)	268,015	(7)	760,371	(8)	—	—	—	1,228,386

(1)
Each non-employee director elected to receive his or her Board and committee retainers in the form of RSU awards in lieu of cash.
(2)
Board and committee retainers were earned quarterly and paid in the form of RSU awards on May 16, 2024, August 14, 2024, November 21, 2024, and February 27, 2025 (in respect of retainers earned during the first, second, third and fourth quarters of 2024, respectively). To determine the number of RSUs granted in lieu of any quarterly cash retainer, we divided the aggregate retainer earned for the applicable quarter by the average closing price per share of our Common Stock over the thirty consecutive trading days ending on the last business day prior to the applicable RSU grant date.

Amounts reported in this column reflect the full grant-date fair value of the RSU awards granted during 2024 granted in lieu of Board and committee retainers earned during 2024, in each case, computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all RSU awards granted in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. For additional information regarding the RSU awards granted in lieu of Board and Committee retainers, please see Notes (3), (4), (5), (6) and (7) below.

(3)
Represents the sum of (i) $59,128, which is the sum of the grant-date fair value of the RSUs granted in lieu of Board and committee retainers earned during 2024 and (ii) $227,626, which is the grant-date fair value of the annual RSU grant made to Mr. Clarke on May 16, 2024. The annual RSU grant vests in full on the 1-year anniversary of the applicable grant date, subject to Mr. Clarke’s continued service through such date.
(4)
Represents the sum of (i) $48,371, which is the sum of the grant-date fair value of the RSUs granted in lieu of Board and committee retainers earned during 2024 and (ii) $227,626, which is the grant-date fair value of the annual RSU grant made to Ms. Gilligan on May 16, 2024. The annual RSU grant vests in full on the 1-year anniversary of the applicable grant date, subject to Ms. Gilligan’s continued service through such date.
(5)
Represents the sum of (i) $45,681, which is the sum of the grant-date fair value of the RSUs granted in lieu of Board and committee retainers earned during 2024 and (ii) $227,626, which is the grant-date fair value of the annual RSU grant made to Mr. Malhotra on May 16, 2024. The annual RSU grant vests in full on the 1-year anniversary of the applicable grant date, subject to Mr. Malhotra’s continued service through such date.
(6)
Represents a one-time cash amount payable in connection with Ms. Siminoff’s appointment as Executive Chair effective as of October 1, 2024.
(7)
Represents the sum of (i) $40,390, which is the sum of the grant-date fair value of the RSUs granted in lieu of Board and committee retainers earned during 2024 and (ii) $227,625, which is the grant-date fair value of the annual RSU grant made to Ms. Siminoff on May 16, 2024. The annual RSU grant vests in full on the 1-year anniversary of the applicable grant date, subject to Ms. Siminoff’s continued service through such date.
(8)
Represents an option to purchase 190,000 shares of our Common Stock, granted in connection with Ms. Siminoff’s appointment as Executive Chair, which vested or vests as to 1/12th of the shares subject thereto on each monthly anniversary of October 1, 2024, subject to Ms. Siminoff’s continuous service through the applicable vesting date.

The table below shows the aggregate numbers of shares underlying option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2024 by each non-employee director and Ms. Siminoff, our Executive Chair. Neither Messrs. Bohn nor Richards hold Company option or stock awards.

Name	Option Awards Outstanding at 2024 Fiscal Year End	Unvested Stock Awards Outstanding at 2024 Fiscal Year End
Donald E. Clarke	—	28,777
Sally Gilligan	—	28,777
Satish Malhotra	—	28,777
Ellen Siminoff	190,000	28,777

Non-Employee Director Compensation Program

We maintain a compensation program for our non-employee non-investor-affiliated directors under which each non-employee non-investor-affiliated director receives the following amounts for their service on the Board:

•
an annual cash retainer of $35,000;
•
an additional annual cash retainer of $10,000 for the Chairman of the Board (who is currently ineligible to receive this payment due to his service as our Chief Executive Officer and President) and $20,000 for the Lead Independent Director;
•
an annual cash retainer of $20,000 for the Chair of the audit committee, $15,000 for the Chair of the compensation committee, and $8,000 for the Chair of the nominating and corporate governance committee;
•
an annual cash retainer of $10,000 for each member of the audit committee, $7,500 for each member of the compensation committee, and $4,000 for each member of the Nominating and corporate governance committee; and
•
an annual equity award with an approximate value of $181,300 in the form of RSUs, which vest in full on the one-year anniversary of the applicable vesting commencement date, subject to the director’s continuous service with us through the applicable vesting date.

Director fees under the program are payable in arrears in four equal quarterly installments, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board. In 2024, all eligible directors elected to receive their annual cash retainers in the form of RSUs; accordingly, all 2024 director compensation was paid in the form of RSU awards in lieu of cash.

Employment Offer Letter with Ms. Siminoff

Effective October 1, 2024, we entered into an employment offer letter with Ms. Siminoff, pursuant to which Ms. Siminoff serves as our Executive Chair. The offer letter provides for at-will employment, an initial a base salary of $200,000 per year (to be paid in a lump sum) and an initial stock option award. In connection with Ms. Siminoff’s entrance into her employment offer letter, she also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property. Pursuant to the offer letter, in the event that Ms. Siminoff’s employment with the Company is terminated by the Company without “cause” or due to Ms. Siminoff’s resignation for “good reason,” in either case, within three months before or twelve months after the consummation of a change in control of the Company, then, subject to Mr. Siminoff’s execution of a general release of claims in favor of the Company, Ms. Siminoff’s then-outstanding equity awards covering Company Common Stock vest in full (to the extent then-unvested).

* * * * *

Compensation Risk Assessment

Following our annual practice of reviewing and setting compensation for all employees, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Although we periodically review all compensation programs, the compensation committee focuses on risk taking with respect to the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this ongoing review, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The compensation committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer (our “CEO”). We experienced a CEO transition effective October 1, 2024 and, as permitted by Item 402(u), for purposes of calculating our 2024 pay ratio, we used the annualized total 2024 compensation of Mr. Hess, who was the CEO serving in such position on the date we identified our median employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2024, the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $104,145. The annualized total compensation of Mr. Hess for 2024 was $4,609,653. Based on this information, for 2024, the annual total compensation of our CEO was approximately 44 times the median of the annual total compensation of all of our employees (other than the CEO). We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The Company used our employee population data as of December 31, 2024 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 1,163 individuals. To identify the median employee from our employee population, we used target cash compensation, which was defined as annualized base salary/hourly wages plus any target bonuses or commissions. In identifying the median employee, we assumed standard working hours for hourly employees and converted all non-US employee compensation to USD using the currency exchange rate as of December 31, 2024.

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we elected to use the annualized annual total compensation of our CEO who was serving as our PEO on December 31, 2024.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the following table sets forth information regarding compensation for our Chief Executive Officer (referred to in this discussion as our principal executive officer (or “PEO”) and our NEOs other than our PEO (our “Non-PEO NEOs”) and Company performance for the fiscal years listed below.

	Summary Compensation Table Total for PEO 1	Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 1	Compensation Actually Paid to PEO 2	Average Summary Compensation Table Total for Non-	Average Compensation Actually Paid to Non-PEO	Value of Initial Fixed $100 Investment based on:4
Year	(Bellm)¹ ($)	(Hess)¹ ($)	(Bellm)¹˒²˒³ ($)	(Hess) ¹˒²˒³ ($)	PEO NEOs¹ ($)	NEOs¹˒²˒³ ($)	TSR ($)	Peer Group TSR($)	Net Income ($ Millions)	Revenue ($ Millions)⁵
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
2024	2,798,203	4,167,354	467,999	3,470,219	1,089,198	272,842	8.47	234.25	(27)	333
2023	4,658,863		4,542,772		2,077,737	1,624,413	13.46	171.79	(65)	309
2022	7,270,118		(7,575,979)		2,487,512	(1,565,981)	12.09	103.19	(140)	279
2021	7,387,604		(9,728,745)		2,739,562	(824,148)	48.94	160.67	(77)	220
2020	6,308,108		54,956,192		2,524,420	16,380,993	88.76	116.55	(38)	152

(1)
Brent Bellm was our PEO for 2020 through October 1, 2024 and Travis Hess was our PEO for October 1, 2024 through December 31, 2024. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024

Robert Alvarez	Robert Alvarez	Robert Alvarez	Robert Alvarez	Daniel Lentz

Russell Klein	Russell Klein	Russell Klein	Daniel Lentz	Russell Klein

	Brian Dhatt	Brian Dhatt	Russell Klein	Brian Dhatt

	Robert Kaloustian	Lisa Eggerton	Brian Dhatt	Chuck Cassidy

			Marc Ostryniec	Lisa Eggerton

			Steven Chung	Ben Sumrall

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the PEO or Non-PEO NEOs. These amounts reflect the total compensation reported in the Summary Compensation Table for the applicable year, with certain adjustments as described in footnote 3 below.
(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718 based on the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s). For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the applicable fiscal year. Amounts in the Exclusion of Stock Awards and Option Awards column of the tables below are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

	PEO 1 (Bellm)	PEO 2 (Hess)	Average for Non-PEO NEOs
Summary Compensation Total	$2,798,203	$4,167,354	$1,089,198
- Change in Pension Value and Above Market Non-Qualified Deferred Compensation	0	0	0
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(1,849,901)	(3,659,271)	(540,912)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	1,791,839	2,962,136	401,275
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(1,660,630)	0	(291,642)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	0	2,472
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(611,512)	0	(144,274)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	0	0	(243,275)
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	0	0	0
Compensation Actually Paid	$467,999	$3,470,219	$272,842

(1)
Represents the cumulative total shareholder return (“Peer Group TSR”) of the NASDAQ Computer Index, which we also utilize in the stock performance graph required by Item 201(e)(ii) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes an initial fixed $100 investment for the period starting at the close of trading on August 5, 2020, the Company’s first trading day, through the end of the listed year in the Company and in the NASDAQ Computer Index, respectively, assuming that all dividends (if any) were reinvested.
(2)
Revenue is a GAAP measure.

Narrative Disclosure to Pay Versus Performance Table

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the NASDAQ Computer Index. TSR values begin with and are indexed to close of trading on August 5, 2020, the date of the Company’s first trading day.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company-Selected Measure

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our revenue during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked in order of importance.

Revenue

Adjusted EBITDA

Annual revenue run-rate growth

For additional details regarding our most important financial performance measures, please see the sections titled “2024 Compensation Highlights” and “Cash Incentive Compensation” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(6)
Equity compensation plans approved by security holders(1)	11,122,664	(3)	$8.25	(5)	11,875,450
Equity compensation plans not approved by security holders(2)	17,773	(4)	—		0
Totals	11,140,437		$8.25		11,875,450

(1)
Consists of the BigCommerce Holdings, Inc. Amended and Restated 2013 Stock Plan (the “2013 Plan”), the 2020 Plan, and the BigCommerce Holdings, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”).
(2)
Consists of the BigCommerce Holdings, Inc. 2021 Inducement Plan (the “2021 Inducement Plan”).
(3)
Represents the number of underlying shares issuable under outstanding options and RSUs under the 2013 and 2020 Plans. As of December 31, 2024, there were (i) no shares attributable to outstanding RSUs and 2,697,636 shares attributable to outstanding options under the 2013 Plan and (ii) 6,439,140 shares attributable to outstanding RSUs (including both time- and performance-based RSUs) and 1,985,888 shares attributable to outstanding options under the 2020 Plan.
(4)
Represents 17,773 shares attributable to outstanding RSUs under the 2021 Inducement Plan.
(5)
Represents weighted average exercise price of options outstanding under the 2013 Plan and the 2020 Plan. RSUs do not have an exercise price and are not included in this calculation. The weighted average exercise price is also determined without considering outstanding rights under the ESPP.
(6)
Represents the total number of shares available for future issuance under our equity compensation plans as of December 31, 2024, which is comprised of 9,938,507 shares under the 2020 Plan, and 1,936,943 shares under the ESPP (of which zero were purchased for the offering period that included December 31, 2024). As of December 31, 2024, there were no shares available for issuance under the 2021 Inducement Plan. The number of shares available for issuance under our 2020 Plan increases on the first day of each calendar year of the Company beginning January 1, 2021 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the aggregate number of outstanding shares of our Common Stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2021 and ending on and including 2031, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our Common Stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. Although our ESPP includes an annual automatic increase of the number of shares available under the ESPP, since adoption of the plan in 2020, the Board has determined that no additional shares would be added to the share reserve under the ESPP.

Description of 2021 Inducement Award Plan

On July 23, 2021, the Company’s Board of Directors adopted the 2021 Inducement Plan. The 2021 Inducement Plan is a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq Listing Rule 5635(c)(4). The 2021 Inducement Plan was adopted in connection with the Company’s acquisition of Feedonomics, LLC (“FDX”) in July 2021, and has been used exclusively to issue RSU awards to certain individuals formerly employed by FDX as an inducement material to such individuals’ commencement of employment with the Company and its subsidiaries. The material terms of the 2021 Inducement Plan are described below.

Administration. The compensation committee administers the 2021 Inducement Plan, and has the discretion to interpret and make determinations regarding the Inducement Plan and any awards granted thereunder.

Share Reserve. An aggregate of 195,339 shares of the Company’s Common Stock were initially reserved for issuance under the 2021 Inducement Plan. Only shares of Common Stock that are actually issued pursuant to awards issued under the 2021 Inducement Plan will reduce the shares available for issuance thereunder. Shares used to satisfy any applicable withholding taxes with respect to an award will not again be available for issuance under the 2021 Inducement Plan.

Terms of Awards. The Company may only grant RSU awards under the 2021 Inducement Plan. Such RSU awards may be subject to vesting conditions based on the satisfaction of service requirements, conditions, restrictions or performance criteria, as determined by the compensation committee and set forth in an award agreement. Shares of Common Stock underlying the RSU awards will generally be issued immediately upon vesting of the RSU awards or on a future date that complies with Section 409A of the Code, as determined by the compensation committee and set forth in an award agreement. Except as provided in an award agreement, in the event of a participant’s termination of service for any reason, all outstanding RSU awards will be immediately forfeited.

A participant will not have voting rights with respect to the shares of Common Stock underlying an RSU award until the award vests and the underlying shares are issued to the participant. Generally, RSU awards granted under the 2021 Inducement Plan are not transferable except by will or the laws of descent and distribution.

The Company may grant tandem dividend equivalent rights on RSU awards, which entitle participants to payments equal to the cash dividends declared on the shares of Common Stock underlying the RSU awards during the period commencing on the grant date of the RSU award and ending on the date on which such RSU award is settled or forfeited. Such dividend equivalent rights will be paid in the form of cash or additional RSUs that are subject to the same terms and conditions as the RSU awards to which they correspond, as determined by the compensation committee.

Adjustments; Change in Control. In the event of certain changes in the Common Stock effected without the receipt of consideration by the Company, including through a merger, consolidation, reorganization, stock dividend or certain other changes in the Company’s capital structure, or the payment of a stock dividend or distribution (other than regular, periodic cash dividends) that has a material impact on the value of the Common Stock, proportionate adjustments will be made to the number and kind of shares reserved for issuance under the 2021 Inducement Plan and/or subject to outstanding RSU awards in order to prevent dilution or enlargement of participants’ rights under the 2021 Inducement Plan. In the event of a “change in control” of the Company (as defined in the 2021 Inducement Plan), the compensation committee may provide for the RSU awards to (i) accelerate in whole or in part, (ii) be assumed or continued by the acquirer or a parent thereof, or (iii) be canceled in exchange for payment of cash, stock, or other property with a fair market value equal to the consideration to be paid per share of Common Stock in the change in control transaction.

Amendment and Termination. The Board of Directors of the Company may amend or terminate the 2021 Inducement Plan at any time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of March 25, 2025 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our Common Stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 25, 2025 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 79,473,423 shares of Common Stock outstanding as of March 25, 2025. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class

Named Executive Officers and Directors:
Brent Bellm(2)	2,839,543	3.57%
Travis Hess	23,654	*
Lawrence Bohn(3)	1,258,675	1.58%
Donald E. Clarke(4)	232,105	*
Sally Gilligan	73,515	*
Satish Malhotra	72,701	*
Jeff Richards(5)	149,721	*
Ellen F. Siminoff(6)	442,152	*
Daniel Lentz(7)	216,820	*
Russell Klein(8)	837,448	1.05%
Brian Dhatt(9)	578,060	*
Chuck Cassidy(10)	56,672	*
Lisa Eggerton(11)	72,849	*
Ben Sumrall(12)	77,683	*

All Executives Officers and Directors as a Group (13 persons)	3,964,187	4.99%
Five Percent Stockholders:
The Vanguard Group(13)	7,769,602	9.78%
BlackRock, Inc.(14)	5,189,875	6.53%
Wadih Machaalani(15)	4,959,675	6.24%
Lynrock Lake LP(16) Lynrock Lake Partners LLC Cynthia Paul	5,188,398	6.53%
Odre 2005 SL(17) Luis Gomez Laguna	4,000,000	5.03%

* Means less than 1%.

(1)
The addresses of all the officers and directors listed are in the care of BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726.
(2)
Includes 496,696 shares indirectly held through Wild Basin, Ltd., 100,389 shares indirectly held through Mt Eden. Ltd., 659,907 shares indirectly held through the Hilary Bellm 2021 Family Trust through its partnership interest in Elkmont Ltd., 659,907 shares indirectly held through the Brent Bellm Spousal Trust through its partnership interest in Elkmont Ltd., and 600,000 shares subject to options exercisable within 60 days of the record date, each as of October 1, 2024, the date of Mr. Bellm’s departure from the Company.
(3)
Includes 1,200,000 shares indirectly held as managing director of General Catalyst Group V Supplemental, L.P. and 53,781 shares indirectly held through the 2021 Bohn GRAT. Beneficial ownership of the reported securities is disclaimed.
(4)
Includes 77,820 shares indirectly held by his spouse and 68,090 shares indirectly held by Donald E. Clarke Irrevocable Trust.

(5)
Includes 144,430 shares indirectly held as managing director of GGV Capital V L.L.C., which is the general partner of GGV Capital V L.P., and 5,291 shares indirectly held as managing director of GGV Capital V L.L.C., which is the general partner of GGV Capital V Entrepreneurs Fund L.P. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities.
(6)
Includes 253,333 shares indirectly held by The D & E Living Trust.
(7)
Includes 122,576 shares subject to options exercisable within 60 days of the record date.
(8)
Includes 523,282 shares subject to options exercisable within 60 days of the record date.
(9)
Includes 413,277 shares subject to options exercisable within 60 days of the record date.
(10)
Includes 20,895 shares subject to options exercisable within 60 days of the record date.
(11)
Reflects shares beneficially owned as of September 30, 2024, the date of Ms. Eggerton’s departure from the Company.
(12)
Reflects shares beneficially owned as of August 5, 2024, the date of Mr. Sumrall’s departure from the Company.
(13)
Pursuant to a Schedule 13G filed on January 31, 2025, The Vanguard Group has sole dispositive power with respect to 7,581,944 shares of our Common Stock, shared dispositive power with respect to 187,658 shares of our Common Stock and shared voting power with respect to 128,644 shares of our Common Stock. These shares are deemed to be beneficially owned by The Vanguard Group whereby it acts as investment adviser to clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our Common Stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd V 26, Malvern, Pennsylvania 19355.
(14)
Pursuant to a Schedule 13G filed on January 26, 2024, BlackRock, Inc. has sole dispositive power with respect to 5,189,875 shares of our Common Stock and sole voting power with respect to 5,142,612 shares of our Common Stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(15)
Pursuant to a Schedule 13G filed on February 12, 2021, Wadih Machaalani has sole dispositive power with respect to 4,959,675 shares of our Common Stock and sole voting power with respect to 4,959,675 shares of our Common Stock. The principal business address for Mr. Machaalani is 50 Riverview Road, Earlwood NSW 2206, Australia.
(16)
Pursuant to a Schedule 13G filed on February 14, 2025, Lynrock Lake LP, Lynrock Lake Partners LLC, and Cynthia Paul have sole dispositive power and sole voting power with respect to 5,188,398 shares of our Common Stock. The principal business address for Lynrock Lake LP, Lynrock Lake Partners LLC, and Cynthia Paul is 2 International Drive, Suite 130, Rye Brook, NY 10573.
(17)
Pursuant to a Schedule 13G filed on June 11, 2024, Odre 2005 SL and Luis Gomez Laguna have shared dispositive power and shared voting power with respect to 4,000,000 shares of our Common Stock. The principal business address for Odre 2005 SL and Luis Gomez Laguna is Pineta, 18B, Polígono Valdeconsejo, Nave 5, CP50410, Cuarte de Huerva (Zaragoza), Spain.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2024, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section and the transactions described below.

3. Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

4. Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding Common Stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transactions in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

STOCKHOLDER PROPOSALS

1. Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Pursuant to Rule 14a-8 under the Exchange Act and our Second Amended and Restated Bylaws (our “Bylaws”), stockholder proposals that are intended to be presented at our 2026 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 3, 2025, the date 120 calendar days before the first anniversary of the date of this Proxy Statement and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2026 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2026 annual meeting of stockholders. Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726.

2. Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Our Bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals not intended for inclusion in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2026 annual meeting of stockholders is not later than the close of business on the 90th day (February 15, 2026), nor earlier than the 120th day (January 16, 2026) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that if the 2026 annual meeting of stockholders is advanced or delayed (other than as a result of adjournment) by more than 30 days from the first anniversary of this year’s annual meeting, nominations and proposals must be received no later than the later of the 90th day prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made.

If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements set forth in our Bylaws, the notice will not be considered properly submitted and will not be acted upon at the 2026 annual meeting of stockholders. Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726.

3. Solicitation of Proxies for 2026 Annual Meeting of Stockholders

We intend to file a proxy statement and proxy card with the SEC in connection with our solicitation of proxies for our 2026 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

Any notice of director nomination submitted to the Company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Secretary, 11305 Four Points Drive, Building II, Suite 100, Austin, Texas 78726, or call our Investor Relations at 607-351-7812, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 27, 2025, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. CHUCK CASSIDY, SECRETARY, BIGCOMMERCE HOLDINGS, INC., 11305 FOUR POINTS DRIVE, BUILDING II, SUITE 100, AUSTIN, TEXAS 78726. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

APPENDIX A

Use of Non-GAAP Financial Measures

We have provided in this Proxy Statement certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Our management uses these Non-GAAP financial measures internally in analyzing our financial results and believes that use of these Non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar Non-GAAP financial measures. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our historical Non-GAAP financial measures to the most directly comparable GAAP measures has been provided in the tables below.

Annual Revenue Run-Rate

We calculate annual revenue run-rate (“ARR”) at the end of each month as the sum of: (1) contractual monthly recurring revenue at the end of the period, which includes platform subscription fees, invoiced growth adjustments, feed management subscription fees, recurring professional services revenue, and other recurring revenue, multiplied by twelve to prospectively annualize recurring revenue, and (2) the sum of the trailing twelve-month non-recurring and variable revenue, which includes one-time partner integrations, one-time fees, payments revenue share, and any other revenue that is non-recurring and variable. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenues and deferred revenues and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our clients.

Adjusted EBITDA

We define Adjusted EBITDA as our net loss, excluding the impact of stock-based compensation expense and associated payroll tax costs, third party acquisition-related costs, and other acquisition related expenses, including contingent compensation arrangements entered into in connection with acquisitions, depreciation, amortization of acquisition-related intangible assets, interest income, interest expense, restructuring charges, other non-operating income and expense and our provision or benefit for income taxes. The most directly comparable GAAP measure is net loss.

Non-GAAP Operating Income (Loss)

We define Non-GAAP operating income (loss) as our GAAP operating loss from operations, excluding the impact of stock-based compensation expense and associated payroll tax costs, third party acquisition-related costs, and other acquisition related expenses, including contingent compensation arrangements entered into in connection with acquisitions, amortization of acquisition-related intangible assets, and restructuring charges. The most directly comparable GAAP measure is our loss from operations.

Reconciliation of net loss to adjusted EBITDA:

	Year ended December 31,
	2024	2023
(in thousands)
Revenue	$332,927	$309,394
Net loss	$(27,030)	$(64,671)
Plus: stock-based compensation expense and associated payroll tax costs	36,399	41,686
Acquisition related costs	1,334	10,252
Restructuring charges	13,677	6,434
Depreciation	4,075	4,058
Amortization of intangible assets	9,736	8,422
Gain on convertible note extinguishment	(12,110)	0
Interest income	(10,568)	(11,493)
Interest expense	6,051	2,884
Other expenses	958	836
Provision (benefit) for income taxes	1,015	0
Adjusted EBITDA	$23,537	$(1,592)
Adjusted EBITDA margin as a percentage of revenue	7.1%	(0.5)%

Reconciliation of loss from operations to Non-GAAP operating income (loss):

	Year ended December 31,
(in thousands)	2024	2023
Revenue	$332,927	$309,394
Loss from operations	$(41,684)	$(72,444)
Plus: stock-based compensation expense and associated payroll tax costs	36,399	41,686
Acquisition related costs	1,334	10,252
Restructuring charges	13,677	6,434
Amortization of intangible assets	9,736	8,422
Non-GAAP operating income (loss)	$19,462	$(5,650)
Non-GAAP operating income (loss) as a percentage of revenue	5.8%	(1.8)%

SCAN TO VIEW MATERIALS & VOTE BIGCOMMERCE HOLDINGS, INC. 11305 FOUR POINTS DRIVE BUILDING 2, SUITE 100 AUSTIN, TX 78726 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BIGC2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01) Sally Gilligan 02) Satish Malhotra The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025. 3. Non-binding advisory vote to approve the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000665287_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com BIGCOMMERCE HOLDINGS, INC. Annual Meeting of Shareholders May 15, 2025 8:00 AM Central Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Travis Hess, Chief Executive Officer, and Chuck Cassidy, General Counsel and Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BIGCOMMERCE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM Central Time on May 15, 2025, virtually at www.virtualshareholdermeeting.com/BIGC2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000665287_2 R1.0.0.2